ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated November 29, 2011

UBS AG $• Buffered Return Optimization Securities with Leveraged Downside

Linked to the S&P 500® Index due on or about December 5, 2013

Investment Description

UBS AG Buffered Return Optimization Securities with Leveraged Downside (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) linked to the performance of the S&P 500® Index (the “underlying index”). If the underlying return is positive, UBS will repay your principal amount at maturity plus pay a return equal to 1.50 times the underlying return, up to the maximum gain of 33% to 39% (to be determined on the trade date). If the underlying return is zero or negative but the percentage decline from the initial index level to the final index level is equal to or less than the 30% buffer amount, UBS will repay the full principal amount at maturity. However, if the underlying return is negative and the percentage decline from the initial index level to the final index level is greater than the 30% buffer amount, UBS will repay less than the full principal amount at maturity resulting in a loss on your investment that is equal to (i) a downside multiplier multiplied by (ii) the percentage decline in the level of the underlying index in excess of the 30% buffer amount. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose all or a significant portion of your principal amount if the percentage decline from the initial index level to the final index level is greater than 30%. The buffered downside market exposure only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Enhanced Growth Potential: At maturity, the Securities enhance any positive underlying return up to the maximum gain. If the underlying return is negative, investors may be exposed to the negative underlying return at maturity.

❑

Buffered Downside Market Exposure: If you hold the Securities to maturity and the underlying return is zero or negative, but the percentage decline from the initial index level to the final index level is equal to or less than the 30% buffer amount, UBS will repay your initial investment in the Securities. However, if the percentage decline from the initial index level to the final index level greater than the 30% buffer amount, UBS will pay you less than your initial investment, resulting in a loss that is equal to (i) a downside multiplier multiplied by (ii) the percentage decline in the underlying index in excess of the buffer amount. Accordingly, you could lose all or a substantial portion of your initial investment. The buffered downside market exposure applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of your initial investment, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	November 30, 2011
Settlement Date	December 5, 2011
Final Valuation Date**	December 2, 2013
Maturity Date**	December 5, 2013

*	Expected. See page 4 for additional details.

**	Subject to postponement in the event of a market disruption event. See “Maturity Date” and “Final Valuation Date” under “General Terms of the Securities” in the Buffered Return Optimization Securities with Leveraged Downside product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. UBS IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY. THE SECURITIES CAN HAVE A LEVERAGED DOWNSIDE MARKET RISK GREATER THAN THE DECLINE IN THE UNDERLYING INDEX, SUBJECT TO THE BUFFER AMOUNT, WHICH CAN RESULT IN A LOSS OF ALL OR A SUBSTANTIAL PORTION OF YOUR INVESTMENT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-14 OF THE BUFFERED RETURN OPTIMIZATION SECURITIES WITH LEVERAGED DOWNSIDE PRODUCT SUPPLEMENT BEFORE PURCHASING THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

These preliminary terms relate to Buffered Return Optimization Securities with Leveraged Downside linked to the performance of the S&P 500® Index. The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”. The maximum gain, the maximum payment at maturity per Security and the initial index level will each be determined on the trade date.

Underlying Index	Multiplier	Maximum Gain	Maximum Payment at Maturity per Security	Downside Multiplier	Initial Index Level	Buffer Amount	CUSIP	ISIN
S&P 500® Index	1.50	33% to 39%	$1,330.00 to $1,390.00	1.4286	[•]	30%	90267T253	US90267T2539

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms specified in the Buffered Return Optimization Securities with Leveraged Downside product supplement relating to the Securities, dated November 29, 2011, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, the Buffered Return Optimization Securities with Leveraged Downside product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$1,000.00	$0.00	$1,000.00
Total	$•	$•	$•

UBS Securities LLC	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus, the index supplement and the Buffered Return Optimization Securities with Leveraged Downside product supplement if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for Buffered Return Optimization Securities with Leveraged Downside dated November 29, 2011:

http://www.sec.gov/Archives/edgar/data/1114446/000119312511324187/d262679d424b2.htm

♦	Index supplement dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000044/v128784_690258-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, “Securities” refer to the Buffered Return Optimization Securities with Leveraged Downside that are offered hereby, unless the context otherwise requires. Also, references to the “Buffered Return Optimization Securities with Leveraged Downside product supplement” mean the UBS product supplement, dated November 29, 2011, references to the “index supplement” mean the UBS index supplement, dated January 13, 2009 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have a levered downside risk greater than the downside market risk of an investment in the underlying index or in the index constituent stocks, subject to the buffer amount.

♦

You believe the underlying index will appreciate over the term of the Securities and that the appreciation is unlikely to equal or exceed an amount equal to the maximum gain of between 33% and 39% (the actual maximum gain will be determined on the trade date).

♦

You understand and accept that your potential return is limited to the maximum gain and you would be willing to invest in the Securities if the maximum gain was set equal to the bottom of the range indicated on the cover hereof (the actual maximum gain will be set on the trade date).

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.

♦	You do not seek current income from your investment.

♦	You are willing to hold the Securities to maturity, a term of approximately 2 years, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to guarantee a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are not willing to make an investment that may have a levered downside risk greater than the downside market risk of an investment in the underlying index or the index constituent stocks, subject to the buffer amount.

♦

You believe that the level of the underlying index will decline during the term of the Securities and the final index level will likely decline below the initial index level by a percentage that is greater than the buffer amount, or you believe the underlying index will appreciate over the term of the Securities and that the appreciation is likely to equal or exceed an amount equal to the maximum gain.

♦

You seek an investment that has unlimited return potential without a cap on appreciation and you would be unwilling to invest in the Securities if the maximum gain was set equal to the bottom of the range indicated on the cover hereof (the actual maximum gain will be set on the trade date).

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.

♦	You seek current income from this investment.

♦	You are unable or unwilling to hold the Securities to maturity, a term of approximately 2 years, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this free writing prospectus and the more detailed “Risk Factors” beginning on PS-14 of the Buffered Return Optimization Securities with Leveraged Downside product supplement for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000.00 per Security
Term	Approximately 2 years. In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Securities remains the same.
Underlying Index	S&P 500® Index
Maximum Gain	33% to 39% The actual maximum gain will be set on the trade date.
Multiplier	1.50
Downside Multiplier	1.4286
Buffer Amount	30%
Payment at Maturity (per Security)

If the underlying return is positive, UBS will pay you an amount in cash per Security equal to:

$1,000.00 + [$1,000.00 × the lesser of:

(1.50 x Underlying Return) and (Maximum Gain)]

If the underlying return is zero or negative, but the percentage decline from the initial index level to the final index level is equal to or less than the buffer amount, UBS will pay you an amount in cash per Security equal to your principal amount:

$1,000.00

If the underlying return is negative and the percentage decline from the initial index level to the final index level is greater than the buffer amount, UBS will pay you an amount per Security that is less than your principal amount resulting in a loss on your investment that is equal to (i) a downside multiplier multiplied by (ii) the negative underlying return in excess of the buffer amount:

$1,000.00 + [$1,000.00 x 1.4286 x (Underlying Return + Buffer Amount)]

In this case you could lose all or a significant portion of your principal amount.

Underlying Return	Final Index Level – Initial Index Level Initial Index Level
Initial Index Level	The closing level of the underlying index on the trade date.
Final Index Level	The closing level of the underlying index on the final valuation date.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. THE SECURITIES DO NOT PAY INTEREST. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. THE BUFFERED DOWNSIDE MARKET EXPOSURE ONLY APPLIES IF YOU HOLD THE SECURITIES TO MATURITY. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF THE ISSUER WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Buffered Return Optimization Securities with Leveraged Downside product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

Risk of loss — The Securities differ from ordinary debt securities in that the issuer will not make periodic interest payments or necessarily pay the full principal amount of the Securities at maturity. UBS will only repay you the full principal amount of your Securities if the underlying return is equal to or greater than -30% and will only make such payment at maturity. If the underlying return is less than -30%, meaning the percentage decline from the initial index level to the final index level is greater than the 30% buffer amount, you will lose a significant portion of your initial investment in an amount equal to the downside multiplier multiplied by that negative underlying return in excess of the buffer amount. Accordingly, you may lose all or a significant portion of your initial investment if the percentage decline from the initial index level to the final index level is greater than 30%.

♦

Buffered downside market exposure applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying index at such time is not below the initial index level by a percentage greater than the buffer amount.

♦

The multiplier applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier or the Securities and the return you realize may be less than 1.50 times the underlying return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier and earn the potential maximum return from UBS only if you hold your Securities to maturity.

♦

Your potential return on the Securities is limited to the maximum gain — The return potential of the Securities is limited to the maximum gain of 33% to 39% (actual maximum gain to be determined on the trade date). Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain and your return on the Securities may be less than it would be in a hypothetical direct investment in the underlying index or in the stocks comprising the underlying index (the “index constituent stocks”).

♦	No interest — You will not receive any periodic interest payments on the Securities.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Market risk — The return on the Securities is directly linked to the performance of the underlying index and indirectly linked to the value of the index constituent stocks, and the extent to which, the underlying return is positive or negative. The levels of the underlying index can rise or fall sharply due to factors specific to the index constituent stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.

♦

Owning the Securities is not the same as owning the index constituent stocks — Owning the Securities is not the same as owning the index constituent stocks. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index constituent stocks would have.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall. There can be no assurance that the level of the underlying index will rise above the initial index level or that the percentage decline from the initial index level to the final index level will not be greater than the buffer amount. The final index level will be influenced by complex and interrelated political, economic, financial and other factors that affect the index constituent stocks. You should be willing to accept the risks of owning equities in general and the index constituent stocks in particular, and the risk of losing a significant portion of your initial investment.

♦

The underlying index reflects price return, not total return — The return on your Securities is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Securities will not include such a total return feature or dividend component.

♦

Changes affecting the underlying index could have an adverse effect on the value of the Securities. — The policies of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, the sponsor of the underlying index (the “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the level of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the value of the Securities.

♦

UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; the dividend rate paid on the index constituent stocks; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.

♦

Impact of fees on the secondary market price of the Securities – Generally, the price of the Securities in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index, may adversely affect the performance of the underlying index and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business related to the underlying index or index constituent stocks, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying index to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.00 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 9.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $1,000.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities will be set on the trade date; amounts have been rounded for ease of analysis):

Investment Term:	2 years
Initial Index level:	1200.00
Buffer Amount:	30%
Multiplier:	1.50
Maximum Gain:	36.00%
Downside Multiplier	1.4286
Range of Index Performance:*	75% to -75%

*	The performance range is provided for illustrative purposes only. The actual underlying return may be below -75% and you therefore may lose all or a significant portion of your investment in the Securities.

Final Index level	Underlying Return**	Payment at Maturity	Security Total Return at Maturity
2100.00	75.00%	$1,360.00	36.00%
2040.00	70.00%	$1,360.00	36.00%
1980.00	65.00%	$1,360.00	36.00%
1920.00	60.00%	$1,360.00	36.00%
1860.00	55.00%	$1,360.00	36.00%
1800.00	50.00%	$1,360.00	36.00%
1740.00	45.00%	$1,360.00	36.00%
1680.00	40.00%	$1,360.00	36.00%
1620.00	35.00%	$1,360.00	36.00%
1560.00	30.00%	$1,360.00	36.00%
1500.00	25.00%	$1,360.00	36.00%
1488.00	24.00%	$1,360.00	36.00%
1440.00	20.00%	$1,300.00	30.00%
1380.00	15.00%	$1,225.00	22.50%
1320.00	10.00%	$1,150.00	15.00%
1260.00	5.00%	$1,075.00	7.50%
1200.00	0.00%	$1,000.00	0.00%
1140.00	-5.00%	$1,000.00	0.00%
1080.00	-10.00%	$1,000.00	0.00%
1020.00	-15.00%	$1,000.00	0.00%
960.00	-20.00%	$1,000.00	0.00%
900.00	-25.00%	$1,000.00	0.00%
840.00	-30.00%	$1,000.00	0.00%
780.00	-35.00%	$928.57	-7.14%
720.00	-40.00%	$857.14	-14.29%
660.00	-45.00%	$785.71	-21.43%
600.00	-50.00%	$714.28	-28.57%
540.00	-55.00%	$642.85	-35.72%
480.00	-60.00%	$571.42	-42.86%
420.00	-65.00%	$499.99	-50.00%
360.00	-70.00%	$428.56	-57.14%
300.00	-75.00%	$357.13	-64.29%

**	The underlying return excludes any cash dividend payments

Example 1 — On the final valuation date, the underlying index closes 10% above the initial index level. Since the underlying return is positive and when multiplied by the multiplier is less than the maximum gain, UBS will pay you 1.50 × the underlying return, or a 15.00% total return, and the payment at maturity per $1,000.00 principal amount of the Securities will be calculated as follows:

$1,000.00 + ($1,000.00 × 1.50 × 10%) = $1,000.00 + $150.00 = $1,150.00

Example 2 — On the final valuation date, the underlying index closes 40% above the initial index level. Since 1.50 × the underlying return of 35% is more than the maximum gain of 36.00%, UBS will pay you the principal amount plus a return equal to the maximum gain of 36.00%, and the payment at maturity is equal to $1,360 per Security.

Example 3 — On the final valuation date, the underlying index closes 5% below the initial index level. Since the underlying return is negative but the 5% decline from the initial index level to the final index level is less than the 30% buffer amount, UBS will repay the full principal amount and the payment at maturity is equal to $1,000.00 per Security.

Example 4 — On the final valuation date, the underlying index closes 45% below the initial index level. Since the underlying return is negative and the 45% decline from the initial index level to the final index level is greater than the 30% buffer amount by 15%, UBS will pay you less than the full principal amount and the payment at maturity per Security is as follows:

$1,000.00 + ($1,000.00 × 1.4286 × -15%) = $1,000.00 - $214.29 = $785.71

Accordingly, if the underlying return is less than -30%, meaning the percentage decline from the initial index level to the final index level is greater than 30%, UBS will pay you less than the full principal amount resulting in a loss on your investment that is equal to the downside multiplier multiplied by the negative underlying return in excess of the buffer amount. You may lose all or a significant portion of your principal.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-34 of the Buffered Return Optimization Securities with Leveraged Downside product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying index. If your Securities are so treated, you should generally recognize long-term capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-35 of the product supplement.

The Internal Revenue Service, for example, might assert that you should be required to recognize taxable gain on any rebalancing, replacement, or rollover of the underlying index.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-34 of the Buffered Return Optimization Securities with Leveraged Downside product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-United States Holders. If you are not a United States holder, you will generally not be subject to United States withholding tax with respect to payments on your Securities or be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status including providing an IRS form W-8BEN. Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

S&P 500® Index

We have derived all information contained in this free writing prospectus regarding the S&P 500® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”). We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

S&P has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P without regard to the Securities.

The S&P 500® Index is published by S&P. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the number of companies included in each group as of November 28, 2011 indicated below: Consumer Discretionary (77); Consumer Staples (42); Energy (42); Financials (80); Health Care (51); Industrials (61); Information Technology (75); Materials (31); Telecommunications Services (8); and Utilities (33).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing levels for the underlying index, based on daily closing levels, as reported by Bloomberg. The closing level of the underlying index on November 28, 2011 was 1192.55. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Quarter Begin		Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/3/2007		3/30/2007		1459.68	1374.12	1420.86
4/2/2007		6/29/2007		1539.18	1424.55	1503.35
7/2/2007		9/28/2007		1553.08	1406.70	1526.75
10/1/2007		12/31/2007		1565.15	1407.22	1468.36
1/2/2008		3/31/2008		1447.16	1273.37	1322.70
4/1/2008		6/30/2008		1426.63	1278.38	1280.00
7/1/2008		9/30/2008		1305.32	1106.39	1166.36
10/1/2008		12/31/2008		1161.06	752.44	903.25
1/2/2009		3/31/2009		934.70	676.53	797.87
4/1/2009		6/30/2009		946.21	811.08	919.32
7/1/2009		9/30/2009		1071.66	879.13	1057.08
10/1/2009		12/31/2009		1127.78	1025.21	1115.10
1/4/2010		3/31/2010		1174.17	1056.74	1169.43
4/1/2010		6/30/2010		1217.28	1030.71	1030.71
7/1/2010		9/30/2010		1148.67	1022.58	1141.20
10/1/2010		12/31/2010		1259.78	1137.03	1257.64
1/3/2011		3/31/2011		1343.01	1256.88	1325.83
4/1/2011		6/30/2011		1363.61	1265.42	1320.64
7/1/2011		9/30/2011		1353.22	1119.46	1131.42
10/3/2011	*	11/28/2011	*	1285.09	1099.23	1192.55

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through November 28, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of the underlying index from January 3, 2000 through November 28, 2011, based on information from Bloomberg. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Securities at the issue price indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.